QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23

Independent Auditors' Consent

The Board of Directors
Scott's Liquid Gold-Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-63254, 33-48213, 333-67141, and 333-51710) on Form S-8 of Scott's Liquid Gold-Inc. and subsidiaries of our report dated April 3, 2003, with respect to the consolidated balance sheets of Scott's Liquid Gold-Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows, for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K of Scott's Liquid Gold-Inc. and subsidiaries.

Our audit report dated April 3, 2003 contains an explanatory paragraph which explains that the Company has restated the consolidated balance sheet as of December 31, 2001 and the related statements of operations, shareholders' equity and comprehensive income (loss) and cash flows for the two year period then ended, which consolidated financial statements were previously audited by other independent auditors who have ceased operations.

KPMG LLP

Denver, Colorado
April 14, 2003

QuickLinks

  EXHIBIT 23